Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

     The Executive Employment Agreement (the “Agreement”) is effective as of August 1, 2007 (the “Effective Date”) and is between Gen2Media Corporation, a Nevada Corporation  (the “Company”) and Kim Johnson, (the “Employee”).
RECITALS:

               WHEREAS, the Company desires that the Employee become the Chief Strategy Officer or Chief Revenue Officer of the Company.

                WHEREAS, the Employee desires to become the Chief Strategy Officer or Chief Revenue Officer of the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereby agree as follows:

1.
Term of Employment. The period of employment of Employee by the Company under the Agreement (the Employment Period) shall be deemed to have commenced on the Effective Date and shall terminate in accordance with Section 7, however, if not terminated sooner, shall continue until December 31, 2009.

2.
Duties. During her employment by the Company, the Employee shall perform such duties as shall from time to time be delegated or assigned to him by the Company. Employee agrees to serve the Company in the position of Chief Strategy Officer or Chief Revenue Officer and to perform diligently and to the best of her abilities the duties and services pertaining to such office. Employee’s employment shall also be subject to the policies maintained and established by the Company, if any, as the same may be amended from time to time. Unless otherwise agreed by the Company and Employee, Employee’s principal place of business with the Company shall be in 2295 S. Hiawassee Road, Suite 414 B, Orlando, FL 32835. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would injure the business, interests, or reputation of the Company or any of its Affiliates. In keeping with these duties, Employee shall make full disclosure to the Board of Directors of all business opportunities pertaining to the business of the Company or its Affiliates and should not appropriate for Employee’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company and its Affiliates.

3.	Compensation.

(a)
Base Salary. The Company shall pay to Employee 15% commission on accounts the employee newly acquires within 30 days of payment from the new account, less all applicable legal deductions and/or withholding. The commission shall be payable in accordance with the Company’s policies in effect from time to time, but in any event no less frequently than monthly.  In addition, the Company will pay to Employee a commission of  between 1% and 10% on any accounts that she provides effort and assistance in procuring for the Company. The amount of these (1% to 10%) commissions will be determined by the President/CEO of the Company while the deal is in progress and clearly communicated via email to the employee, and if dissatisfied with the amount determined by said person, the Employee shall have the right to request a review of any specific account by the Compensation Committee if one is established, and if not established by the Board of Directors. The decision of  either of these bodies shall be final regarding the issue.

(b)
Incentive Bonus. In addition to the Base Salary, during the Term of the Agreement, Employee may, in the sole discretion of the Board of Directors, be awarded an incentive bonus based upon the achievement of specific Company objectives as determined by the Company and the Employee and set forth in a separate written bonus plan (the “Bonus Plan”).

(c)
Equity Compensation and Stock Options. The Employee shall be entitled to participate in the equity compensation plans established from time to time by the Company on a basis no less favorable than any other senior officers of the Company. Specifically, Employee shall receive stock options, pursuant to a properly approved and adopted stock option plan to be adopted by the Company, for 400,000 shares of common stock of the Company, at an option price of 10 cents per share. The stock, when issued, will be restricted under applicable laws. These options shall vest at the rate of 25% (100,000 shares) each 6 months beginning from the date hereof, such that the entire option package shall vest within 24 months from the date hereof. Once vested, Employee shall have up to 36 months from the date of vesting to exercise the options, by providing written notice to the Company, and by paying the option price.

(d)	Housing Allowance. N/A.

(e)	Home Leave Allowance. N/A

(f)	Relocation Allowance. N/A

(g)	Additional Payment. N/A

(h)
As additional compensation for the Employee, the Company shall provide or maintain the medical and health insurance benefits on the same terms and conditions as are made available to all employees of the Company generally.

4.	Vacation. Employee shall be entitled to a reasonable vacation(s) during each year of her employment under the Agreement.
5.
Reimbursement For Expenses. The Company shall reimburse the Employee within 30 days of the submission of appropriate documentation, and in no event later than the last day of the calendar year following the year in which an expense was incurred, for all  reasonable and approved   travel  and entertainment expenses and other disbursements incurred by her for or on behalf of the Company in the course and scope of her employment under the Agreement.

6.
Remedies for Breach. In addition to the rights and remedies provided in Section 7, and without waiving the same if Employee breaches, or threatens to breach, any of the provisions of Sections 9 or 10, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

(a)
The right and remedy to have such provisions specifically enforced by any court having equity jurisdiction. Employee specifically acknowledges and agrees that any breach or threatened breach of the provisions of Sections 9 or 10 hereof will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such injunction shall be available without the posting of any bond or other security. If the Employee is determined to have breached any provision of Sections 9 or 10 the court or arbitrators shall extend the effect of the non-competition provisions for an amount of time equal to the time the Employee was in breach thereof.

(b)
The right to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received by the Employee as a result of any transactions constituting a breach of any of the provisions of Sections 9 or 10.

	(c)	Upon discovery by the Company of a breach or threatened breach of Sections 9 or 10, the right to immediately suspend payments to Employee under Section 3 or 8(b) pending a resolution of the dispute.

	(d)	The right to terminate Employee’s employment pursuant to Section 7.

7.	Termination of Agreement.

(a)	Death. The Agreement shall automatically terminate upon the death of Employee.

(b)
Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been substantially unable, either with or without reasonable accommodation, to perform her duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, Employee shall not have returned to the substantial performance of her duties on a full-time basis, the Company shall have the right to terminate Employee’s employment hereunder for Disability, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of the Agreement. Any dispute between the Employee and the Company regarding whether Employee has a Disability shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of the Agreement. Employee acknowledges and agrees that a request by the Company for such a determination shall not be considered as evidence that the Company regarded the Employee as having a Disability.

(c)
Termination By Company For Cause. The Company may terminate the Agreement upon written notice to Employee at any time for “Cause” in accordance with the procedures provided below; provided, however, that the Company may instead give the Employee a written notice that it has elected to place the Employee on “garden leave” for a period of up to 90 days  and that the Agreement will terminate on the date immediately following the end of such garden leave period. If the Company elects to place the Employee on garden leave, the Company may during the period immediately preceding such termination date in its absolute discretion direct the Employee (i) to perform only such of her duties as the Company may direct; and/or, (ii) to refrain from contacting any customers, clients, advertisers, suppliers, agents, professional advisors, brokers or employees of the Company or any of its Affiliates (as defined in Section 12(b)(iii)); and/or, (iii) not to enter all or any premises of the Company or any of its Affiliates and/or; (iv) to immediately resign without claim for compensation from office as director of the Company and any of its Affiliates and from any other office held by him in the Company or any of its Affiliates.

(i)
During any period when the provisions of the Section 7(c) are invoked, the Employee’s salary and other contractual benefits and compensation (including the vesting and exercisability of any equity awards) will continue to be paid or provided by the Company and the Employee will continue to comply without exception with all the Employee’s obligations under the Agreement. Notwithstanding anything herein to the contrary, the Company’s invocation of the provisions of the Section 7(c) shall not constitute Good Reason and the Company shall not be obligated to make any new awards under the Company’s Bonus Plan or equity compensation plans (other than awards, if any, due prior to the date that the Employee ceases to perform substantial duties for the Company pursuant to the Section 7(c)) during any period when the Employee is performing no substantial duties for the Company pursuant to the Section 7(c).

(d)	For purposes of the Agreement, “Cause” shall mean:

(i)
the material breach of any provision of the Agreement by Employee which has not been cured within five business (5) days after the Company provides notice of the breach to Employee; provided, however, if the act or omission that is the subject of such notice is substantially similar to an act or omission with respect to which Employee has previously received notice and an opportunity to cure, then no additional notice is required and the Agreement may be terminated immediately upon the Company’s election and written notice to Employee);

(ii)
the entry of a plea of guilty or judgment entered after trial finding Employee guilty of a crime punishable by imprisonment in excess of one year involving moral turpitude (meaning a crime that includes the commission of an act of gross dishonesty or bad morals);

(iii)
willfully engaging by Employee in conduct that the Employee knows or reasonably should know is detrimental to the reputation, character or standing or otherwise injurious to the Company or any of its shareholders, direct or indirect subsidiaries and Affiliates, monetarily or otherwise;

	(iv)	without limiting the generality of Section 7(c)(i), the breach or threatened breach of any of the provisions of Sections 9, 10 or 11; or

(v)
a ruling in any state or federal court or by an arbitration panel that the Employee has breached the provisions of a non-compete or non-disclosure agreement, or any similar agreement or understanding which would in any way limit, as determined by the Board of Directors of the Company, the Employee’s ability to perform under the Agreement now or in the future.

(e)	Termination By Company Without Cause. The Company may terminate the Agreement at any time, and for any reason, by providing at least thirty (30) days written notice to Employee.

(f)
Termination By Employee With Good Reason. Employee may terminate her employment with good reason anytime after Employee has actual knowledge of the occurrence, without the written consent of Employee, of one of the following events (each event being referred to herein as “Good Reason”):

(i)
(A) any change in the duties or responsibilities (including reporting responsibilities) of Employee that is inconsistent in any adverse respect with Employee’s position(s), duties, responsibilities or status with the Company immediately prior to such change (including any diminution of such duties or responsibilities) or (B) an adverse change in Employee’s titles or offices (including, membership on the Board of Directors) with the Company;

(ii)	a reduction in Employee’s Base Salary or Bonus opportunity;

(iii)	the relocation of the Company’s principal executive offices from Bermuda;

(iv)
the failure of the Company to continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which Employee is participating immediately prior to the date of  the Agreement or the taking of any action by the Company which would adversely affect Employee’s participation in or reduce Employee’s benefits under any such plan, unless Employee is permitted to participate in other plans providing Employee with substantially equivalent benefits;

(v)
any refusal by the Company to continue to permit Employee to engage in activities not directly related to the business of the Company which Employee was permitted to engage in prior to the date of the Agreement;

(vi)
the Company’s failure to provide in all material respects the indemnification set forth in the Company’s Articles of Incorporation, By-Laws, or any other written agreement between Employee and Company;

(vii)	a Change in Control of the Company;

(viii)	the failure of the Company to obtain the assumption agreement from any successor giving rise to a Change of Control as contemplated in Section 12 (a);

(ix)	any other breach of a material provision of the Agreement by the Company.

For purposes of clauses (iii) through (vi) and (ix) above, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Employee shall not constitute Good Reason. Employee’s right to terminate employment with Good Reason shall not be affected by Employee’s incapacity due to mental or physical illness and Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting cause.

8.
Effect of Termination. Upon the termination of the Agreement, no rights of Employee which shall have accrued prior to the date of such termination, including the right to receive any bonus Fully-Earned through the date of such termination, shall be affected in any way.

(a)	Upon Death of Employee.

During the Term, if Employee’s employment is terminated due to her death, Employee’s estate shall be entitled to receive the Base Salary set forth in Section 3 accrued through the date of death and any bonus Fully-Earned (as herein defined) through the date of such termination; provided, however, Employee’s estate shall not be entitled to any other benefits (except as provided by law or separate agreement). “Fully-Earned” shall mean that for purposes of determining whether the Employee shall be entitled to a bonus, that such Employee shall be treated as if she had been employed through the last date of the regular period for determining whether or not a bonus is payable in the standard manner that all such employees are evaluated even though Employee is no longer employed by the Company, and her eligibility for an incentive bonus, if any, shall be determined accordingly. Further, a surviving spouse of Employee shall be eligible for continuation of family benefits pursuant to Section 3(c) subject to compliance with Plan provisions at the full premium rate (Company plus employee portion) for a one year period after the date of termination.

(b)	For Disability; By Company Without Cause; By Employee with Good Reason.

If the Agreement is terminated under Section 7 (b), (e) or (f):

(i)	Employee shall be entitled to receive her Base Salary set forth in Section 3 accrued through the date of such termination and any bonus Fully-Earned through the date of such termination, and

(ii)	All unvested stock options and restricted stock grants previously awarded to Employee by the Company or Argonaut shall remain in full force and effect as if no termination had occurred, and

(iii)
If a Change of Control (x) has not then occurred, Company shall pay Employee on the six month anniversary of the date of such termination an amount equal to three times her Base Salary, and (y) has then occurred (or is reasonably expected to occur), Company shall pay Employee on the six month anniversary of the date of such termination an amount equal to five times her Base Salary. Further, Employee shall be eligible for continuation of benefits pursuant to Section 3(h) subject to compliance with Plan provisions at the full premium rate (Company plus employee portion) until Employee obtains reasonably equivalent employment or for three (3) years from the date of termination, whichever is earlier. It shall be a condition precedent of payment to Employee of such payment and continued benefits pursuant to the Section 8(b) that Employee execute a full and complete release of the Company, each of its subsidiaries, Affiliates and their respective past, present and future partners, officers, directors, employees, consultants, attorneys, agents and shareholders, in form and substance reasonably acceptable to the Company, of any claims Employee may have against any of them, to the extent such claims arise from Employee’s employment hereunder, and any revocation period with respect to such release have expired, prior to the six month anniversary of the date of such termination, and

(iv)
Employee shall no longer be bound by the prohibitions contained in Section 10.3 and 10.4.2 hereof prohibiting Employee from engaging or having any interests in, directly or indirectly, in a competitive business or soliciting employees; provided, however, Employee shall remain bound by the further prohibition contained in Section 10.4.1, and

(v)	Except as provided for in the Section 8(b), Employee shall not have any rights which have not previously accrued upon termination of the Agreement.

(c)	By Company With Cause

In the event of termination of Employee’s employment Section 7(c) Employee shall be entitled to receive the Base Salary and benefits set forth in Section 3 accrued through the date of termination, and she shall not be entitled to any other benefits (except as required by law).

9.	Confidential Information.

(a)
The Company shall disclose to Employee, or place Employee in a position to have access to or develop, trade secrets or confidential information of Company or its Affiliates; and/or shall entrust Employee with business opportunities of Company or its Affiliates; and/or shall place Employee in a position to develop business good will on behalf of Company or its Affiliates.

(b)
The Employee acknowledges that in her employment hereunder she occupies a position of trust and confidence and agrees that she will treat as confidential and will not, without prior written authorization from the Company, directly or indirectly, disclose or make known to any person or use for her own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company or its Affiliates, or any non-public information, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the company, or information which is disclosed to the Employee or in any acquired by him during the term of the Agreement, or any information concerning the present or future business, processes, or methods of operation of the Company or its Affiliates, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent the Employee hereby agrees, to restrict him from disseminating or using for her own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public.

	(c)	The confidentiality obligations set forth in (a) and (b) of the Section 9 shall apply during Employee’s employment and for a period of one year after termination of employment.

(d)
All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment with Company (whether during business hours or otherwise and whether on the premises of the Company or one of its Affiliate or otherwise) that relate to the business, products or services of the Company or any of its Affiliates shall be disclosed to the Board of Directors and are and shall be the sole and exclusive property of the Company or such Affiliate. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic data bases, maps and all other writings and materials of any type embodying any such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company. Upon termination of Employee’s employment by the Company, for any reason, Employee promptly shall deliver the same, and all copies thereof, to the Company.

(e)
If, during Employee’s employment by the Company, Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as video tapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic data bases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment.

10.		Restrictive Covenants

10.1		For the purposes of the Section, the following words have the following meanings:

10.1.1
“Company Services” means any services (including but not limited to technical and product support, technical advice, underwriting and customer services) supplied by the Company or its Affiliates in the specialty property and/or casualty insurance business;

10.1.2	“Confidential Information” has the meaning ascribed thereto in Section 9;

10.1.3
“Customer” means any person or firm or company or other organization whatsoever to whom or which the Company supplied Company Services during the Restricted Period and with whom or which, during the Restricted Period:
(a)  the Employee had material personal dealings pursuant to her employment; or

(b) any employee who was under the direct or indirect supervision of the Employee had material personal dealings pursuant to their employment.

10.1.5
“Prospective Customer” means any person or firm or company or other organization whatsoever with whom or which the Company or its Affiliates shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services during the Restricted Period and with whom or which during such period:
(a)  the Employee shall have had material personal dealings pursuant to her employment; or
(b)  any employee who was under the direct or indirect supervision of the Employee shall have had material personal dealings pursuant to their employment; or
(c)  the Employee was directly responsible in a client management capacity on behalf of the Company.

	10.1.6	“Restricted Area” means:

(a)  any geographic area in which the Company or Affiliates provided Restricted Services and for which the Employee was responsible in the 12 months preceding the date of Employee’s termination of employment by the Company.

10.1.7
“Restricted Employee” means any person who on the date of Employee’s termination of employment by the Company was at the level of director, manager, underwriter or salesperson with whom the Employee had material contact or dealings in the course of her Employment during the Restricted Period;

10.1.8
“Restricted Period” means the period of 12 months ending on the last day of the Employee’s employment with the Company or, in the event that no duties were assigned to the Employee or the Employee was placed upon garden leave, the 12 months immediately preceding the last day on which the Employee carried out any duties for the Company;

	10.1.10	“Restricted Services” means Company Services or any services of the same or of a similar kind.
10.2
The Employee recognises that, whilst performing her duties for the Company, she will have access to and come into contact with trade secrets and confidential information belonging to the Company and its Affiliates and will obtain personal knowledge of and influence over its or their customers and/or employees. The Employee therefore agrees that the restrictions set out in the Section are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates both during and after the termination of her employment.

10.3
The Employee hereby undertakes with the Company that she will not during her employment with the Company and for the period of twelve months after she ceases to be employed by the Company whether by himself through her employees or agents or otherwise howsoever and whether on her own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:

10.3.1
in competition with the Company or its Affiliates within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, underwriting, distributing, selling, supplying or otherwise dealing with Restricted Services; or

10.3.2
in competition with the Company or its Affiliates, accept orders or facilitate the acceptance of any orders or have any business dealings for Restricted Services from any Customer or Prospective Customer; or

10.3.3
employ or otherwise engage in the business of or be personally involved to a material extent in employing or otherwise engaging in the business of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Services, any person who was during the Restricted Period employed or otherwise engaged by the Company and who by reason of such employment or engagement is reasonably likely to be in possession of any trade secrets or Confidential Information relating to the business of the Company.

10.4
The Employee hereby undertakes with the Company that she shall not during her employment with the Company and for the period of 12 months after she ceases to be employed by the Company without the prior written consent of the Company whether by himself through her employees or agents or otherwise howsoever and whether on her own behalf or on behalf of any other person, firm, company or other organisation directly or indirectly:

10.4.1
in competition with the Company, solicit business from or endeavour to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of Restricted Services;

10.4.2
solicit or induce or endeavor to solicit or induce any Restricted Employee to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract.

10.5
The benefit of Sections 10.3 and 10.4 shall be held on trust by the Company for each of its Affiliates and the Company reserves the right to assign the benefit of such provisions to any of its Affiliates, in addition such provisions also apply as though there were substituted for references to “the Company” references to each of its Affiliates in relation to which the Employee has in the course of her duties for the Company or by reason of rendering services to or holding office in such Affiliate:

10.5.1	acquired knowledge of its trade secrets or Confidential Information; or

10.5.2	had material personal dealings with its Customers or Prospective Customers; or

10.5.3
supervised directly or indirectly employees having material personal dealings with its Customers or Prospective Customers but so that references in Section 10 to “the Company” shall for the purpose be deemed to be replaced by references to the relevant Affiliate. The obligations undertaken by the Employee pursuant to the Section 10.5 shall, with respect to each Affiliate of the Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Affiliate or the Company.

10.6
The parties agree that the periods referred to in Sections 10.3 and 10.4 above will be reduced by one day for every day, during which, at the Company’s direction the Employee has been excluded from the Company’s premises and has not carried out any duties.

10.7
While the restrictions in the Section 10 (on which the Employee has had the opportunity to take independent advice, as the Employee hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or its Affiliates but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

11.	[Intentionally blank]

12	Change Of Control.

(f)	For purposes of the Agreement, a “Change of Control” shall be deemed to occur if:
(i)
Any Person, other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, or 50% or more of the then outstanding common stock of the Company, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation of the Company described in (ii) below.

(ii)
There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, except if: (A) the merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) the merger or consolidation is effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(iii)
The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

	(iv)	During any one year period, individuals who at the beginning of the period constitute the Board of Directors of the Company cease for any reason to constitute a majority of the Board of Directors.
(g)	For purposes of the Section 12:

(i)	The term “Person” shall have the meaning given in Section 3(a)(9) of the 1934 Act as modified and used in Sections 13(d) and 14(d) of the 1934 Act.

(ii)	The term “Beneficial Owner” shall have the meaning provided in Rule 13d-3 under the 1934 Act.

(iii)
The term “Affiliate” means, with respect to any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (each a “person”), any other person that directly or indirectly controls or is controlled by or under common control with such person. For the purposes of the definition, “control” when used with respect to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated”, “controlling” and “controlled” have meanings correlated to the foregoing.

13.
Successors and Assigns. The Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer the Agreement or any rights or obligations hereunder, provided, however, that the provisions hereof shall enure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, acquisition or otherwise, unless otherwise agreed to by the Employee and the Company.

14.
Notices. Any notice required or permitted to be given to the Employee pursuant to the Agreement shall be sufficiently given if sent to the Employee by registered or certified mail addressed to the Employee at ________________________________________________________________________, or at such other address as she shall designate by notice to the Company, and any notice required or permitted to be given to the Company pursuant to the Agreement shall be sufficiently given if sent to the Company by registered or certified mail addressed to it at ____________________________________________________________, or at such other address as it shall designate by notice to the Employee.

15.
Invalid Provisions. The invalidity or unenforceability of a particular provision of the Agreement shall not affect the enforceability of any other provisions hereof and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

16.	Amendments To The Agreement. The Agreement may only be amended in writing by an agreement executed by both parties hereto.
17.
Entire Agreement. The Agreement contains the entire agreement of the parties hereto and supersedes any and all prior agreements, oral or written, and negotiations between said parties regarding the subject matter contained herein.

18.	Applicable Law and Venue. The Agreement is entered into under, and shall be governed for all purposes, by the laws of the United States; with venue of any lawsuit between the parties in United States.

19.
No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of the Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.
Severability. If a Court of competent jurisdiction determines that any provision of the Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or unenforceability of any other provision of the Agreement, and all other provisions shall remain in full force and effect.

21.	Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one in the same agreement.

22.
Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to the Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and any and all other normal employee deductions made with respect to the Company’s employees generally.

23.
Section 409A of the Code. The provisions of the Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code, and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”). The time or schedule of a payment to which the Executive is entitled under the Agreement may be accelerated at any time that the Agreement fails to meet the requirements of Section 409A and any such payment will be limited to the amount required to be included in the Executive’s income as a result of the failure to comply with Section 409A. Reference herein to termination of employment shall be deemed to mean a separation from service.

In witness whereof, the parties hereto have executed the Agreement as of the day and year above written.

Gen2Media Corporation		Employee:

By:	/s/	/s/

	Mary Spio, Compensation Committee, Board of Directors of Gen2Media Corporation	Kim Johnson